AMENDMENT
TO THE
EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AMENDMENT, made and entered into this 29th day of March, 2012, by and between CENTRAL CO-OPERATIVE BANK, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and JOHN D. DOHERTY, an Executive of the Bank (hereinafter referred to as the “Executive”), shall effectively amend the Central Co-Operative Executive Salary Continuation Agreement dated December 20, 2007 (hereinafter referred to as the “Agreement”), as specifically set forth herein.  Pursuant to Subparagraph XIII (B) of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)	Section IV, “Retirement Benefit”, shall be deleted in its entirety and replaced with the following Section IV:

IV.	RETIREMENT BENEFIT

Upon attainment of the Retirement Date, the Bank shall pay the Executive an annual benefit equal to sixty percent (60%) of the average high three (3) years of the Executive’s base salary, offset by:

(i)	The amount available to the Executive from the Bank’s pension plan assuming lifetime with fifteen (15) years certain;
(ii)
The Bank’s contribution to the Executive’s 401(k) plan annuitized assuming the Executive would be paid for fifteen (15) years certain using a rate of return equal to the average one-year Federal funds rate for the twelve (12) months immediately preceding the Executive’s retirement.  It shall further be assumed that the Executive has contributed the maximum voluntary contribution to the 401(k) plan thereby being eligible for maximum Bank contribution and assume six percent (6%) interest on Bank contribution; and

(iii)
Fifty percent (50%) of the Executive’s age sixty-five (65) Social Security benefit.  The benefit shall increase by a three percent (3%) annual cost of living increase.  Said benefit shall be paid in monthly installments (1/12th of the annual benefit) until the death of the Executive.  Said payment shall be made the first day of the month following Separation from Service.

The Effective Date of this Amendment shall be the 1st day of January, 2012.  To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

CENTRAL CO-OPERATIVE BANK	EXECUTIVE
Somerville, Massachusetts

/s/ Paul S. Feeley	/s/ John D. Doherty
Paul S. Feeley	John D. Doherty
Senior Vice President and Chief Financial Officer